Exhibit 99

                        Perrigo Company (Nasdaq: PRGO)
                   (in thousands, except per share amounts)

                                     Fourth Quarter          Year-To-Date
                                    2003        2002        2003        2002
    Sales                       $182,635    $182,021    $825,987    $826,322
    Net Income                    $4,324        $(71)    $54,048     $44,790
    Diluted EPS                    $0.06           -       $0.76       $0.60
    Diluted Shares                71,439      72,307      71,158      74,606


    Fiscal Year 2003

    Sales for the twelve months ended June 28, 2003 were $826.0 million compared with $826.3 million in fiscal 2002. Net income increased 21 percent to $54.0 million, or $0.76 per share, from $44.8 million or $0.60 per share last year. On an operating basis, excluding certain items in both years, net income was $52.0 million, or $0.73 per share in fiscal 2003, an increase in net income of 20 percent, compared with net income of $43.6 million, or $0.58 per share, for the prior year.

    Reported net income in fiscal 2003 included after-tax income of $2.0 million, or $0.03 per share, from a vitamin litigation settlement. Reported net income in fiscal 2002 included after-tax income of $17.9 million, or $0.24 per share, from vitamin litigation and an after-tax charge of $16.6 million, or $0.22 per share, related to a restructuring of operations in Mexico.

    Chief Executive Officer, David T. Gibbons, commented, "We are very pleased to report strong fiscal 2003 results which reflect Perrigo's progress in strengthening its fundamentals. Earnings were up more than 20 percent as we continue to realize the payback from the investments made in our quality processes and manufacturing operations over the past two years. Our increased operational efficiencies along with business simplification and expense control initiatives were key factors in the significant gain in gross profits and net earnings."

    Mr. Gibbons continued, "We generated $80 million in cash from operations and stayed virtually debt-free, keeping us in a very strong financial position. This strong and predictable cash generation enabled us to repurchase 3.3 million shares during the year and allowed us to begin paying a cash dividend for the first time. In June, we began shipping the store brand version of Claritin-D(R) 24 Hour and look forward to providing additional store brand equivalents of this leading allergy relief product during fiscal 2004."


    Fiscal 2003 Fourth Quarter

    For the fourth quarter, sales were $182.6 million, a slight increase over sales of $182.0 million a year ago. Net income was $4.3 million, or $0.06 per share, compared with breakeven last year. On an operating basis, excluding certain items last year, net income was $3.7 million, or $0.05 per share. Reported net income included after-tax income of $12.9 million, or $0.17 per share, from vitamin litigation settlements and a charge of $16.6 million after-tax, or $0.22 per share, related to the restructuring of operations in Mexico.


    Fiscal Year 2004 Outlook

    Mr. Gibbons stated, "While we deliberately gave up some volume in fiscal 2003 to improve profits, as we look out to 2004 we see the opportunity for top-line growth. Our core over-the-counter (OTC) pharmaceutical and nutritional businesses remain strong, and with our new initiatives for growth we anticipate an increase in revenues of approximately three to five percent.

    "In 2004, we will continue to build on our consumer pharmaceutical foundation as a focus for future growth. We are committed to continuing to enhance our mission of providing affordable consumer healthcare options. We now have the quality, R&D and manufacturing resources to expand our pharmaceutical business. Our strong financial position allows us to invest $5 to $7 million toward this initiative in 2004, primarily in increased R&D for the development of generic prescription drug products. Because of the anticipated eight to ten percent earnings growth and strong cash flow in our core business, we expect 2004 earnings to be at or slightly above current levels, despite this investment for our long-term growth. We see generic prescription drugs as a natural progression that will enhance our already strong position in the OTC pharmaceutical market and will provide substantial new growth.

    "Implementing this new strategic direction requires a realignment of internal resources and our senior management structure. Effective immediately, John Hendrickson, Executive Vice President, Operations, will become Executive Vice President and General Manager, Perrigo Consumer Healthcare. In his new role, John will have responsibility for all functional operations within our OTC pharmaceutical and nutritional businesses. He has led our pursuit of operational excellence and has played a major role in Perrigo's strong results over the past few years.

    "Mark Olesnavage, Executive Vice President, Sales, Marketing and Scientific Affairs, will become Executive Vice President and General Manager, Perrigo Pharmaceuticals. In this role, Mark will be responsible for the planning, development and execution of the launch and growth of our generic Rx drug efforts. He has an extensive background in marketing, operations and business development in 22 years with Perrigo and has worked extensively with our customers to bring them a wide range of product and service solutions to consumer healthcare. He also has been an active member of the Generic Pharmaceutical Industry Association Board over the last ten years. Both John and Mark will report directly to me."

    With the fiscal second quarter ended December 28, 2002, Perrigo began expensing stock option compensation. All prior periods have been adjusted to reflect the compensation cost that would have been recognized had the stock option expense been applied to all awards granted after July 1, 1995. Please refer to the adjusted results in the summary table contained in this announcement.

    Perrigo will host a conference call to discuss fourth quarter fiscal 2003 results at 11:00 a.m. (EDT) today. The call and replay will be available via webcast on the Company's website at www.perrigo.com/investor or by phone, toll free, 888-489-0147. A taped replay of the call will be available beginning at approximately 2:30 p.m. (EDT) Monday, August 11. To listen to the replay, call 800-642-1687, access code 2120625.

    The Company is furnishing this earnings release to the Securities and Exchange Commission via Form 8-K and it is hereby incorporated by reference. The information provided on Form 8-K includes a summary of each non-GAAP financial measure included in this earnings release and the reasons management believes these non-GAAP financial measures are useful to investors.

    Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products sold by supermarket, drug, and mass merchandise chains under their own labels. The Company's products include over-the-counter pharmaceuticals such as analgesics, cough and cold remedies, gastrointestinal, and feminine hygiene products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet (www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 23-27 of the Company's Form 10-K for the year ended June 29, 2002 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                               PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share amounts)

                                       Fourth Quarter         Year-To-Date
                                       2003       2002*      2003       2002*
                                   (unaudited) (unaudited)

    Net sales                        $182,635   $182,021  $825,987   $826,322
    Cost of sales                     137,405    135,972   596,076    608,622
    Gross profit                       45,230     46,049   229,911    217,700

    Operating expenses
       Distribution                     3,639      3,997    15,563     16,327
       Research and development         7,078      8,224    23,315     25,689
       Selling and administration      27,934     27,893   108,983    103,982
         Subtotal                      38,651     40,114   147,861    145,998
       Restructuring                        -      5,090         -      7,136
       Goodwill impairment                  -     11,524         -     11,524
       Unusual litigation                   -    (20,078)   (3,128)   (27,891)
         Total                         38,651     36,650   144,733    136,767

    Operating income                    6,579      9,399    85,178     80,933
    Interest and other, net                15       (859)   (1,080)    (1,355)

    Income before income taxes          6,564     10,258    86,258     82,288
    Income tax expense                  2,240     10,329    32,210     37,498

    Net income                         $4,324       $(71)  $54,048    $44,790

    Earnings per share
       Basic                            $0.06        $ -     $0.77      $0.61
       Diluted                          $0.06        $ -     $0.76      $0.60

    Weighted average shares outstanding:
       Basic                           69,614     72,307    69,746     73,164
       Diluted                         71,439     72,307    71,158     74,606

    Dividends declared per share        $0.03        $ -     $0.05        $ -


    *As adjusted for expensing of stock options.


                               PERRIGO COMPANY
                         CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                   June 28,          June 29,
        Assets                                       2003              2002*
        Current assets
           Cash and cash equivalents               $93,827           $76,824
           Accounts receivable                      87,018            82,560
           Inventories                             160,326           155,611
           Prepaid expenses and other
            current assets                           5,383             6,896
           Current deferred income taxes            32,643            23,484
                  Total current assets             379,197           345,375

        Property and equipment
           Land                                     13,962            13,700
           Building                                188,509           182,960
           Machinery and equipment                 226,644           202,801
                                                   429,115           399,461
           Less accumulated depreciation           210,337           188,417
                                                   218,778           211,044

        Goodwill                                    35,919            35,919
        Non-current deferred income taxes            3,968             3,964
        Other                                        6,108             5,073
                                                  $643,970          $601,375

        Liabilities and Shareholders' Equity
        Current liabilities
           Accounts payable                        $72,186           $74,449
           Notes payable                             8,980             8,338
           Payrolls and related taxes               40,535            31,338
           Accrued expenses                         36,590            32,721
           Accrued income taxes                      5,568             8,088
           Current deferred income taxes             2,683             3,624
                  Total current liabilities        166,542           158,558

        Deferred income taxes                       25,484            22,259
        Other long-term liabilities                  3,520             2,396

        Shareholders' equity
           Preferred stock, without par
            value, 10,000 shares authorized              -                 -
           Common stock, without par
            value, 200,000 shares authorized        88,990           110,698
           Unearned compensation                      (111)             (608)
           Accumulated other
            comprehensive income                     1,282               373
           Retained earnings                       358,263           307,699
                  Total shareholders' equity       448,424           418,162
                                                  $643,970          $601,375

        Supplemental Disclosures of
         Balance Sheet Information
           Allowance for doubtful accounts         $10,242            $8,465
           Allowance for inventory                 $21,717           $21,360
           Working capital                        $212,655          $186,817
           Preferred stock, shares issued                -                 -
           Common stock, shares issued              70,034            72,550


        *As adjusted for expensing of stock options.


                               PERRIGO COMPANY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                           Fiscal Year
                                                      2003              2002*
       Cash Flows From (For) Operating Activities
          Net income                                $54,048           $44,790
          Adjustments to derive cash flows
             Depreciation and amortization           26,126            25,613
             Compensation - stock options             5,224             6,066
             Deferred income taxes                   (6,847)            1,711
             Goodwill impairment                          -            11,524
             Restructuring                                -             7,136
             Changes in operating assets
              and liabilities net of restructuring
               Accounts receivable, net              (4,427)           14,301
               Inventories                           (4,656)            5,512
               Accounts payable                      (2,329)           (9,955)
               Payrolls and related taxes             9,185             5,218
               Accrued expenses                       3,869             4,878
               Current income taxes                  (2,516)          (12,492)
               Other                                  2,557               123
                 Net cash from (for)
                  operating activities               80,234           104,425

       Cash Flows (For) From Investing Activities
          Additions to property and equipment       (32,296)          (27,528)
          Proceeds from sale of assets
           held for sale                                  -            14,161
          Business acquisitions, net of cash              -                 -
          Other                                        (980)             (398)
                  Net cash (for) from
                   investing activities             (33,276)          (13,765)

       Cash Flows From (For) Financing Activities
          Net borrowings of short-term debt             640                 -
          Net repayments of short-term debt               -            (4,506)
          Tax benefit of stock transactions              63             1,260
          Issuance of common stock                    7,231            10,192
          Repurchase of common stock                (33,682)          (31,923)
          Cash dividends                             (3,484)                -
          Other                                        (596)              131
                 Net cash from (for)
                  financing activities              (29,828)          (24,846)

                 Net increase in cash and
                  cash equivalents                   17,130            65,814
       Cash and cash equivalents, at
        beginning of period                          76,824            11,016
       Effect of exchange rate changes on cash         (127)               (6)
       Cash and cash equivalents,
        at end of period                            $93,827           $76,824

       Supplemental Disclosures of Cash Flow Information
          Cash paid during the year for:
             Interest                                $1,257            $1,542
             Income taxes                           $43,417           $47,103

       *As adjusted for expensing of stock options.


                               PERRIGO COMPANY
                      STOCK OPTION COMPENSATION EXPENSE
                         IMPACT ON NET INCOME AND EPS
                   (in thousands, except per share amounts)

                                          Fourth Quarter     Year-To-Date
                                           2003     2002     2003     2002
                                       (unaudited)(unaudited)

    Net income before adoption            $5,300   $1,281  $58,865  $50,197
    Compensation expenses
     (net of tax benefit)                    976    1,352    4,817    5,407
    Net income after adoption             $4,324     $(71) $54,048  $44,790

    Weighted average shares outstanding:
      Basic                               69,614   72,307   69,746   73,164
      Diluted
          Before adoption                 71,755   74,051   71,498   75,113
          After adoption                  71,439   72,307   71,158   74,606

    Basic EPS
      Before adoption                      $0.08    $0.02    $0.84    $0.69
      After adoption                       $0.06      $ -    $0.77    $0.61

    Diluted EPS
      Before adoption                      $0.07    $0.02    $0.82    $0.67
      After adoption                       $0.06      $ -    $0.76    $0.60


                               PERRIGO COMPANY
                     RECONCILIATION OF NON-GAAP MEASURES
                   (in thousands, except per share amounts)

                                          Fourth Quarter      Year-To-Date
                                           2003     2002*    2003     2002*
                                      (unaudited)(unaudited)

    Net income (GAAP)                     $4,324     $(71) $54,048  $44,790
    Less: unusual litigation, net of tax       -   12,850    2,000   17,850
    Plus: Quifa restructuring                  -   16,614        -   16,614
    Net income (operating basis)          $4,324   $3,693  $52,048  $43,554

    Earnings per share:
       Basic                               $0.06    $0.05    $0.75    $0.60
       Diluted                             $0.06    $0.05    $0.73    $0.58

    Weighted average shares outstanding:
       Basic                              69,614   72,307   69,746   73,164
       Diluted                            71,439   75,049   71,158   74,606

    *  As adjusted for expensing of stock options.




SOURCE  Perrigo Company
    -0-                             08/11/2003
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: eschenk@perrigo.com /
    /Web site:  http://www.perrigo.com
                http://www.perrigo.com/investor /
    (PRGO)

CO:  Perrigo Company
ST:  Michigan
IN:  MTC
SU:  ERN PER CCA MAV